EXHIBIT 2.1

WIREGRASS COMMONS MALL

DOTHAN, ALABAMA

PURCHASE AND SALE AGREEMENT

BETWEEN

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation,

AS SELLER

AND

CROWN AMERICAN PROPERTIES, L.P.

a Delaware limited partnership

AS PURCHASER

As of September 11, 2002

A DESCRIPTION OF LAND

B LIST OF PERSONAL PROPERTY

C LIST OF OPERATING AGREEMENTS

D LIST OF ENVIRONMENTAL REPORTS

E FORM OF TENANT ESTOPPEL CERTIFICATE

E-1 FORM OF SELLER'S ESTOPPEL CERTIFICATE

F TENANT ESTOPPEL STANDARDS

G FORM OF DEED AND TRANSFER OF GROUND LEASE

H FORM OF BILL OF SALE

I FORM OF ASSIGNMENT OF LEASES

J FORM OF ASSIGNMENT OF CONTRACTS

K FORM OF TENANT NOTICE

L FORM OF FIRPTA CERTIFICATE

M LIST OF CERTAIN TENANT COSTS AND COMMISSIONS

N LIST OF BROKERAGE AGREEMENTS

O LIST OF SPECIFIED LITIGATION

P LIST OF VIOLATION NOTICES

Q RENT ROLL

R GROUND LEASE ESTOPPEL

R-1 SULLIVAN LEASE

S CORE ESTOPPELS

T TENANT MONETARY DEFAULTS

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of September 11, 2002 (the "Effective Date"), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Seller") and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership, or its nominee or affiliate ("Purchaser").

W I T N E S S E T H:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, the following:

(a) those certain tracts or parcels of land situated in Houston County, Alabama, more particularly described in Exhibit A attached hereto and made a part hereof, together with all rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the "Land");

(b) the buildings, structures, fixtures and other improvements affixed to or located on the Land, excluding fixtures owned by tenants (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the "Improvements");

(c) any and all of Seller's right, title and interest in and to all tangible personal property located upon the Land or within the Improvements, including, without limitation, any and all appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property owned by Seller (excluding cash and any software), located on and used exclusively in connection with the operation of the Land and the Improvements, which personal property includes without limitation the personal property listed on Exhibit B attached hereto (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the "Personal Property");

(d) any and all of Seller's right, title and interest in and to the leases, licenses and occupancy agreements and amendments thereof covering all or any portion of the Real Property (as defined in Section 1.2 hereof), to the extent they are in effect on the date of the Closing (as such term is defined in Section 4.1 hereof) (the property described in clause (d) of this Section 1.1 being herein referred to collectively as the "Leases"), together with all rents, reimbursements of real estate taxes and operating expenses, and other sums due thereunder (the "Rents") and any and all security deposits in Seller's possession in connection therewith (the "Security Deposits"); and

(e) any and all of Seller's right, title and interest in and to (i) all assignable contracts and agreements (collectively, the "Operating Agreements") listed and described on Exhibit C attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property, and (ii) all assignable existing warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the Personal Property, and (iii) all assignable existing permits, licenses, approvals and authorizations issued by any governmental authority in connection with the Property and (iv) the right to the name "Wiregrass Commons Mall" and all other names, designations, logos, service marks, and the appurtenant goodwill used in connection with the Property (the property described in clause (e) of this Section 1.1 being sometimes herein referred to collectively as the "Intangibles").

(f) all of Seller's right, title and interest as lessee in the "Sullivan Lease," more particularly described in Exhibit R attached hereto and by reference made a part hereof including, without limitation, the right to use and occupy the premises demised under the Sullivan Lease (the "Leasehold Property"); a copy of the Sullivan Lease is attached hereto as Exhibit R-1 and by reference made a part hereof; and

(g) all of Seller's right, title and interest as Developer in that certain Construction, Operating and Reciprocal Easement Agreement for Wiregrass Commons currently between and among McRae's of Alabama, Inc., Parisian's, Inc., J. C. Penney Properties, Inc. and/or J. C. Penney Company, Inc. and Dillard' recorded January 31, 1985, in Book 075, Page 395, Houston County, Alabama Records; as amended from time to time (the "CORE Agreement");

Section 1.2 Property Defined. The Land and the Improvements are hereinafter sometimes referred to collectively as the "Real Property." The Land, the Improvements, the Personal Property, the Leases, the Intangibles, the Sullivan Lease and the CORE Agreement are hereinafter sometimes referred to collectively as the "Property."

Section 1.3 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for the amount of FORTY MILLION FIVE HUNDRED THOUSAND DOLLARS ($40,500,000) (the "Purchase Price").

Section 1.4 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available funds to the following bank account unless a different account is designated by Seller in writing to Purchaser prior to the Closing:

Bank: JP Morgan Chase

270 Park Avenue South

New York, New York 10017

Account Name: MetLife/REFM Sub-Concentration Account

Account No.: 323-888445

ABA No.: 021000021

with telephone advice to: Denise Sandiford at 813-801-2248

with reference to: Wiregrass Commons Mall (H-311)

Section 1.5 Deposit. Within three (3) business days after the execution and delivery of this Agreement, Purchaser shall deposit with Lawyers Title Insurance Corporation (the "Escrow Agent"), having its office at 3350 Riverwood Parkway, Suite 1895, Atlanta, Georgia 30339, Attention: Carol Sorensen the sum of Eight Hundred Ten Thousand Dollars ($810,000) (the "Deposit") in good funds, either by certified bank or cashier's check or by federal wire transfer. The Escrow Agent shall hold the Deposit in an interest-bearing account in accordance with the terms and conditions of an escrow agreement ("Escrow Agreement") entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. All interest earned on the Deposit shall become a part of the Deposit and shall be deemed income of Purchaser, and Purchaser shall be responsible for the payment of all costs and fees imposed on the Deposit account. The Deposit shall be distributed in accordance with the terms of this Agreement. The failure of Purchaser to timely deliver the Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this Agreement immediately.

Section 1.6 Escrow Agent.

Escrow Agent shall hold and dispose of the Deposit in accordance with the Escrow Agreement. Seller and Purchaser agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Deposit in accordance with this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Deposit for any reason other than Escrow Agent's willful misconduct or gross negligence. In the event that Escrow Agent shall be in doubt as to its duties or obligations with regard to the Deposit, or in the event that Escrow Agent receives conflicting instructions from Purchaser and Seller with respect to the Deposit, Escrow Agent shall not disburse the Deposit and shall, at its option, continue to hold the Deposit until both Purchaser and Seller agree as to its disposition or until a final judgment is entered by a court of competent jurisdiction directing its disposition, or Escrow Agent shall interplead the Deposit in accordance with the laws of the state in which the Property is located.

Escrow Agent shall not be responsible for any interest on the Deposit except as is actually earned, or for the loss of any interest resulting from the withdrawal of the Deposit prior to the date interest is posted thereon or for any loss caused by the failure, suspension, bankruptcy or dissolution of the institution in which the Deposit is deposited.

Escrow Agent shall execute this Agreement solely for the purpose of being bound by the provisions of Sections 1.5 and 1.6 hereof.

ARTICLE II

TITLE AND SURVEY

Section 2.1 Title Inspection Period. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the thirty-fifth calendar day following the Effective Date (hereinafter referred to as the "Title Inspection Period"), Purchaser shall have the right to review (a) a current preliminary title report on the Real Property and the Leasehold Property, accompanied by copies of all documents referred to in the report, which shall be obtained by Purchaser promptly after the Effective Date (with a copy of the preliminary title report to be simultaneously furnished to Seller); (b) copies of the most recent property tax bills for the Property, which shall be obtained by Seller and provided to Purchaser no later than two (2) days after the Effective Date; (c) a survey of the Real Property and the Leasehold Property prepared by a licensed surveyor or engineer hired by Purchaser (the "Survey"); and (d) a copy of Seller's title insurance policy (or a current title commitment) and/or survey for the Real Property and Leasehold Property, which policy and survey shall be provided by Seller no later than two (2) days after the Effective Date.

Section 2.2 Title Examination. Purchaser shall notify Seller in writing (the "Title Notice") prior to the expiration of the Title Inspection Period which exceptions to title (including survey matters), if any, will not be accepted by Purchaser. If Purchaser fails to notify Seller in writing of its disapproval of any exceptions to title by the expiration of the Title Inspection Period, Purchaser shall be conclusively deemed to have approved the condition of title to the Real Property. If Purchaser notifies Seller in writing that Purchaser objects to any exceptions to title, Seller shall have ten (10) business days after receipt of the Title Notice to notify Purchaser (a) that Seller will remove such objectionable exceptions from title on or before the Closing; provided that Seller may extend the Closing for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (b) that Seller elects not to cause such exceptions to be removed. Notwithstanding the foregoing, Seller shall have the obligation to pay, satisfy and cure all mortgages and deeds of trust affecting the Property, or any part thereof, as well as all monetary liens of an ascertainable amount affecting the Property, or any part thereof. The procurement by Seller of a commitment for the issuance of the Title Policy (as defined in Section 2.5 hereof) or an endorsement thereto (in form and substance reasonably acceptable to Purchaser) insuring Purchaser against any title exception which was disapproved pursuant to this Section 2.2 shall be deemed a cure by Seller of such disapproval. If Seller gives Purchaser notice under clause (b) above, Purchaser shall have five (5) business days in which to notify Seller that Purchaser will nevertheless proceed with the purchase and take title to the Property subject to such exceptions, or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser shall fail to notify Seller of its election within said five-day period, Purchaser shall be deemed to have elected to proceed with the purchase and take title to the Property subject to such exceptions.

Section 2.3 Pre-Closing "Gap" Title Defects. Purchaser may, at or prior to Closing, notify Seller in writing (the "Gap Notice") of any objections to title (a) raised by the Title Company (as defined in Section 2.5 hereof) between the expiration of the Title Inspection Period and the Closing (the "Gap") and (b) not disclosed by the Title Company or otherwise known to Purchaser prior to the expiration of the Title Inspection Period; provided that Purchaser must notify Seller of such objection to title within five (5) business days of being made aware of the existence of such exception. If Purchaser sends a Gap Notice to Seller, Purchaser and Seller shall have the same rights and obligations with respect to such notice as apply to a Title Notice under Section 2.2 hereof. Notwithstanding the foregoing, Seller shall not create, grant, convey or otherwise cause any liens or encumbrances affecting the Property, or any part thereof, to be created of suffered during the Gap without Purchaser's prior written consent.

Section 2.4 Permitted Exceptions. The Property shall be conveyed subject to the following matters, which are hereinafter referred to as the "Permitted Exceptions":

(a) those matters that either are not objected to in writing within the time periods provided in Sections 2.2 or 2.3 hereof, or if objected to in writing by Purchaser, are those which Seller has elected not to remove or cure, or has been unable to remove or cure, and subject to which Purchaser has elected or is deemed to have elected to accept the conveyance of the Property;

(b) the rights of tenants under the Leases set forth on the Rent Roll or as otherwise permitted in accordance with the terms hereof;

(c) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(d) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and

(e) items shown on the Survey and not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.2 hereof.

Section 2.5 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser leasehold title to the "Sullivan Site" (as described in Exhibit A) and fee simple title to the remaining portion of the Land and Improvements, by execution and delivery of the Deed and the Transfer of Ground Lease (as defined in Section 4.2(a) hereof). Evidence of delivery of such title shall be the issuance by Lawyers Title Insurance Corporation (the "Title Company"), or another national title company, of an ALTA Owner's and/or Leasehold Policy of Title Insurance (the "Title Policy") covering the Real Property and the Leasehold Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions.

ARTICLE III

REVIEW OF PROPERTY

Section 3.1 Right of Inspection. During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on the thirty-fifth calendar day following the Effective Date (hereinafter referred to as the "Inspection Period"), Purchaser shall have the right to make a physical inspection of the Real Property, including an inspection of the environmental condition thereof pursuant to the terms and conditions of this Agreement, and to examine at the Property (or the property manager's office, as the case may be) documents and files located at the Property or the property manager's office concerning the leasing, maintenance and operation of the Property (including without limitation, copies of permits, licenses, certificates of occupancy, plans and specifications, third-party appraisals, and insurance certificates related to the Property, to the extent in Seller's or the property manager's possession), but excluding Seller's partnership or corporate records, internal memoranda, financial projections, budgets, internal appraisals, accounting and tax records and similar proprietary, confidential or privileged information (collectively, the "Confidential Documents").

Purchaser understands and agrees that any on-site inspections of the Property shall occur at reasonable times and upon reasonable notice to Seller and shall be conducted so as not to interfere unreasonably with the use of the Property by Seller or its tenants. Seller reserves the right to have a representative present during any such inspections. If Purchaser desires to do any invasive testing at the Property, including without limitation a Phase II environmental study or testing which would otherwise damage or disturb any portion of the Property, Purchaser shall do so only after notifying Seller and obtaining Seller's prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to commencing any invasive testing, Purchaser shall provide Seller with evidence of insurance in form and substance reasonably satisfactory to Seller and shall promptly restore the Property to substantially its condition prior to any such inspections or tests, at Purchaser's sole cost and expense. In no event shall Purchaser provide any governmental entity or agency with information concerning the environmental condition of the Property without obtaining Seller's prior written consent thereto, which Seller agrees to provide in the event that Purchaser is required by applicable law to provide such information to a governmental entity or agency. At Seller's option, Purchaser will furnish to Seller copies of any reports received by Purchaser relating to any inspections of the Property, at no cost to Seller. Purchaser agrees to protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys' fees), damages or injuries (except those directly or proximately caused by the negligent, willful or intentional conduct of Seller or its agents, employees, contractors or representatives) arising out of or resulting from the inspection of the Property by Purchaser or its agents or consultants, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement.

Section 3.2 Environmental Reports. PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS EITHER RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT D ATTACHED HERETO, OR SELLER SHALL DELIVER SAID COPIES NO LATER THAN TWO (2) DAYS AFTER THE EFFECTIVE DATE, (2) IF SELLER DELIVERS ANY ADDITIONAL ENVIRONMENTAL REPORTS TO PURCHASER, PURCHASER WILL ACKNOWLEDGE IN WRITING THAT IT HAS RECEIVED SUCH REPORTS PROMPTLY UPON RECEIPT THEREOF, AND (3) ANY ENVIRONMENTAL REPORTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND MAY NOT BE RELIED UPON BY PURCHASER IN CONNECTION WITH THE PURCHASE OF THE PROPERTY. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT. PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD, ITS OWN INVESTIGATION OF THE ENVIRONMENTAL CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE.

Section 3.3 Right of Termination. Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period, for any reason whatsoever and in Purchaser's sole and absolute discretion, and if Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall be deemed to have approved all aspects of the Property (except title and survey, which shall be governed by Article II hereof) and to have elected to proceed with the purchase of the Property pursuant to the terms hereof.

Section 3.4 Review of Tenant Estoppels. Seller shall deliver to each tenant of the Property an estoppel certificate in substantially the form of Exhibit E attached hereto (the "Form Tenant Estoppels"), and shall request that the tenants complete and sign the Tenant Estoppels (as hereinafter defined) and return them to Seller; provided, however, Purchaser acknowledges and agrees that each tenant shall only be obligated to return an estoppel certificate as set forth in said tenant's lease (the "Lease Tenant Estoppels"; the Form Tenant Estoppels and the Lease Tenant Estoppels are hereinafter collectively referred to as the "Tenant Estoppels"). Seller shall deliver copies of the completed Tenant Estoppels to Purchaser as Seller receives them. Purchaser shall notify Seller within five (5) business days of receipt of any Tenant Estoppel in the event Purchaser determines such Tenant Estoppel is not acceptable to Purchaser along with the reasons for such determination but no such Tenant Estoppel shall be deemed unacceptable on the basis that the estoppel is on the form set forth in said tenant's lease. In the event Purchaser fails to give such notice within such five (5) business day period then any such Tenant Estoppel, shall be deemed to be acceptable to Purchaser.

In the event that Seller fails to obtain the Tenant Estoppels that are satisfactory or deemed satisfactory to Purchaser (or in lieu thereof, at Seller's option, Seller estoppels therefor) with respect to tenants of the Property that meet the tenant estoppel standards described on Exhibit F attached hereto on or before five (5) days prior to Closing and estoppels from all parties to the CORE Agreement ("CORE Estoppels") on or before five (5) days prior to Closing, Purchaser shall have the right to terminate this Agreement by written notice to Seller. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, then neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), the Deposit shall be returned to Purchaser and each party shall bear its own costs incurred hereunder. If Purchaser fails to give Seller a notice of termination as set forth above, Purchaser shall be deemed to have approved the Tenant Estoppels (and Seller estoppels, if applicable) and to have elected to proceed with the purchase of the Property pursuant to the terms hereof. Notwithstanding the foregoing, Seller shall have the option to provide its own estoppel in the form of Exhibit E-1 attached hereto in lieu of any required Tenant Estoppel which Seller fails to obtain (the "Seller Estoppel Form"), except for the CORE Estoppels and the Sullivan Estoppel as hereinafter defined; provided, however, in no event shall Seller deliver Seller Estoppels for required Tenant Estoppels in excess of 35% of the occupied rental square feet of the Improvements.

The representations and warranties set forth in any Seller Estoppel Form shall survive the Closing for a period of one (1) year after the Closing and Seller's liability to Purchaser for a breach of any representation or warranty set forth in any Seller estoppel shall be subject to the terms of Section 5.3 hereof. Any Tenant Estoppel which is received from a tenant after Seller provides its own estoppel may be substituted for Seller's estoppel and Seller shall have no further liability thereunder, provided that such Tenant Estoppel contains no changes or, if changed, is otherwise reasonably acceptable to Purchaser. The provisions of this Section 3.4 shall survive the Closing.

Seller shall deliver a CORE Estoppel to each party to the CORE Agreement and a ground lessor's estoppel for the Sullivan Lease ("Sullivan Estoppel") and shall request that each party to the CORE Agreement and the Sullivan Lease complete and sign the CORE Estoppels and Sullivan Estoppel and return them to Seller. Seller shall deliver copies of the completed CORE Estoppel for each party to the CORE Agreement and the Sullivan Estoppel as Seller receives them. Purchaser shall notify Seller within five (5) business days of receipt of any CORE Estoppel or the Sullivan Estoppel in the event Purchaser determines such Estoppel is not acceptable to Purchaser along with the reasons for such determination. In the event Purchaser fails to give such notice within such five (5) business day period then any such Estoppel shall be deemed to be acceptable to Purchaser.

ARTICLE IV

CLOSING

Section 4.1 Time and Place. The consummation of the transaction contemplated hereby (the "Closing") shall be held at a mutually agreeable time and place on or before thirty (30) days following the end of the Inspection Period or as otherwise extended pursuant to the terms of this Agreement. Notwithstanding the foregoing, Purchaser shall have the right to extend Closing for a period that will end no later than November 20, 2002. At the Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions; provided that the Deed shall not be recorded until Seller receives confirmation that Seller has received the full amount of the Purchase Price, adjusted by prorations as set forth herein. At Seller's option, the Closing shall be consummated through an escrow administered by Escrow Agent pursuant to additional escrow instructions that are consistent with this Agreement. In such event, the Purchase Price and all documents shall be deposited with the Escrow Agent as escrowee.

Section 4.2 Seller's Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed limited warranty deed (the "Deed"), and a duly executed transfer of the Sullivan Lease and CORE Agreement ("Transfer of Ground Lease") in the forms attached hereto as Exhibit G, conveying the Land and Improvements, subject only to the Permitted Exceptions; the warranty of title in the Deed and Transfer of Ground Lease will be only as to claims made by, through or under Seller and not otherwise;

(b) deliver to Purchaser a duly executed bill of sale (the "Bill of Sale") conveying the Personal Property with warranty of title and without warranty of title of use and without warranty, express or implied, as to merchantability and fitness for any purpose and in the form attached hereto as Exhibit H;

(c) assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the Leases, Rents and Security Deposits, and any and all obligations to pay leasing commissions and finder's fees with respect to the Leases and amendments, renewals and expansions thereof, to the extent provided in Section 4.4(b)(v) hereof by duly executed assignment and assumption agreement (the "Assignment of Leases") in the form attached hereto as Exhibit I pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto arising or accruing prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto arising from and after the Closing, including without limitation, claims made by tenants with respect to tenants' Security Deposits to the extent paid, credited or assigned to Purchaser;

(d) to the extent assignable, assign to Purchaser, and Purchaser shall assume, Seller's interest in the Operating Agreements and the other Intangibles by duly executed assignment and assumption agreement (the "Assignment of Contracts") in the form attached hereto as Exhibit J pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining thereto arising or accruing prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining thereto arising from and after the Closing;

(e) join with Purchaser to execute a notice (the "Tenant Notice") in the form attached hereto as Exhibit K, which Purchaser shall send to each tenant under each of the Leases promptly after the Closing, informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller's interest in, and obligations under, the Leases (including, if applicable, any Security Deposits), and directing that all Rent and other sums payable after the Closing under each such Lease be paid as set forth in the Tenant Notice;

(f) In the event that any representation or warranty of Seller needs to be modified due to changes since the Effective Date, deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(g) deliver to Purchaser such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

(h) deliver to Purchaser a certificate in the form attached hereto as Exhibit L duly executed by Seller stating that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980;

(i) deliver to Purchaser originals (to the extent originals are in Seller's possession, or photocopies if originals are not in Seller's possession) of the Leases and the Operating Agreements, together with such leasing and property files and records located at the Property or the property manager's office which are material in connection with the continued operation, leasing and maintenance of the Property, but excluding any Confidential Documents;

(j) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Seller;

(k) deliver to Purchaser possession and occupancy of the Property, including all keys, subject to the Permitted Exceptions;

(l) execute a closing statement acceptable to Seller;

(m) deliver the original or a certified copy of the CORE Agreement;

(n) deliver the original or a certified copy of the Sullivan Lease;

(o) deliver to Purchaser such Tenant Estoppels (as defined in Section 3.4 hereof) as are in Seller's possession;

(p) deliver the Sullivan Estoppel from the ground lessor under the Sullivan Lease;

(q) deliver a CORE Estoppel from each party to the CORE Agreement in the form attached hereto as Exhibit S.

(r) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement;

(s) deliver a duly executed Termination Agreement for the Existing Agreement, as defined in Section 5.4 (e) hereof.

Section 4.3 Purchaser's Obligations at Closing. At Closing, Purchaser shall:

(a) pay to Seller the full amount of the Purchase Price (which amount shall include the Deposit), as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.4 hereof;

(b) join Seller in execution of the Assignment of Leases, Assignment of Contracts and Tenant Notices;

(c) In the event that any representation or warranty of Purchaser set forth in Sections 5.5(a) or (b) hereof needs to be modified due to changes since the Effective Date, deliver to Seller a certificate, dated as of the date of Closing and executed on behalf of Purchaser by a duly authorized representative thereof, identifying any such representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty set forth in Sections 5.5(a) or (b) hereof which results from any change that (i) occurs between the Effective Date and the date of Closing and is expressly permitted under the terms of this Agreement, or (ii) occurs between the Effective Date and the date of the Closing and is beyond the reasonable control of Purchaser to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Purchaser to prevent shall, if materially adverse to Seller, constitute the non-fulfillment of the condition set forth in Section 4.7(c) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Purchaser's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(d) deliver to Seller such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(e) deliver such affidavits as may be customarily and reasonably required by the Title Company, in a form reasonably acceptable to Purchaser;

(f) execute a closing statement acceptable to Purchaser; and

(g) deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Section 4.4 Credits and Prorations.

(a) All income and expenses of the Property shall be apportioned as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs. Subject to the provisions of this Section 4.4, such prorated items shall include without limitation the following: (i) all Rents, if any; (ii) taxes and assessments (including personal property taxes on the Personal Property) levied against the Property; (iii) utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than fifteen (15) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility; (iv) all amounts payable under brokerage agreements and Operating Agreements, pursuant to the terms of this Agreement; and (v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the county in which the Property is located.

(b) Notwithstanding anything contained in Section 4.4(a) hereof:

(i) At Closing, (A) Seller shall, at Seller's option, either deliver to Purchaser any Security Deposits paid under the Leases, including any interest earned thereon, if any, or credit to the account of Purchaser the amount of such Security Deposits, together with any interest earned thereon, if any, (to the extent such Security Deposits have not been applied against delinquent Rents or otherwise as provided in the Leases), and (B) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller's option, Seller shall be entitled to receive and retain such refundable cash and deposits. Seller's application of Security Deposits against delinquent Rent after the Effective Date is subject to the terms hereof;

(ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing, subject to the provisions of Section 4.4(d) hereof;

(iii) Charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same;

(iv) As to utility charges referred to in Section 4.4(a)(iii) hereof, Seller may on notice to Purchaser elect to pay one or more or all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller's obligation to pay such item directly in such case shall survive the Closing or any termination of this Agreement;

(v) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined) and leasing commissions which become due and payable (whether before or after Closing) (1) as a result of any Amended Leases (as defined in Section 5.4 hereof), approved or deemed approved by Purchaser in accordance with Section 5.4(b) hereof, between the Lease Approval Period and the date of Closing, and (2) under any new Leases, approved or deemed approved by Purchaser in accordance with Section 5.4(b) hereof, entered into between the Lease Approval Period and the date of Closing, and (B) all Tenant Inducement Costs and leasing commissions which become due and payable from and after the date of Closing on Amended Leases or new Leases to the extent approved by Purchaser in accordance with Section 5.4(b) hereof. Except as set forth above, Seller shall be responsible for the payment of any other Tenant Inducement Cost, leasing commissions or management fees which become due and payable pursuant to any existing leasing, brokerage or management agreements (including those with respect to the renewal and expansion of Gourmet Frames) which become due and payable whether before or after Closing; and (C) all Tenant Inducement Costs and leasing commissions listed on Exhibit M attached hereto. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs or leasing commissions for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, and refurbishment. The term "Tenant Inducement Costs" shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. For purposes hereof, the term "Lease Approval Period" shall mean the period from the Effective Date until the date of Closing;

(vi) Unpaid and delinquent Rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent Rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such Rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent Rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such Rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Purchaser will make a good faith effort after Closing to collect all Rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent Rents. Seller may attempt to collect any delinquent Rents owed Seller and may institute any lawsuit or collection procedures, but may not evict any tenant after Closing or cause the cancellation or termination of any such Lease after Closing. In the event that there shall be any Rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any Rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly to Seller by Purchaser.

(c) INTENTIONALLY DELETED.

(d) Except as otherwise provided herein, any revenue or expense amount which cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties' reasonable estimates of such amount, and shall be the subject of a final proration one hundred eighty (180) days after Closing, or as soon thereafter as the precise amounts can be ascertained. Any reconciliation of revenue or expense amounts relating to Leases which needs to be made in connection with this Section 4.4 shall be prepared by Purchaser and submitted to Seller for Seller's review and approval. Purchaser shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained. Once all revenue and expense amounts have been ascertained, Purchaser shall prepare, and certify as correct, a final proration statement which shall be in a form consistent with the closing statement delivered at Closing and which shall be subject to Seller's approval. Upon Seller's acceptance and approval of any final proration statement submitted by Purchaser, such statement shall be conclusively deemed to be accurate and final, and any payment due to any party as a result of such final proration shall be made within thirty (30) days of such approval by Seller.

(e) Subject to the final sentence of Section 4.4(d) hereof, the provisions of this Section 4.4 shall survive Closing.

Section 4.5 Transaction Taxes and Closing Costs.

(a) Seller and Purchaser shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable federal, state or local law or ordinance;

(b) Seller shall pay the fees of any counsel representing Seller in connection with this transaction. Seller shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;

(ii) one-half the cost of the Survey;

(iii) one-half of the fees for recording the Deed;

(iv) one-half of any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property from Seller to Purchaser;

(v) one-half of the fee for the title examination and the Title Commitment and the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; and

(vi) the fees for Seller's Broker;

(c) Purchaser shall pay the fees of any counsel representing Purchaser in connection with this transaction. Purchaser shall also pay the following costs and expenses:

(i) one-half of the escrow fee, if any, which may be charged by the Escrow Agent or Title Company;

(ii) one-half of the fee for the title examination and the Title Commitment and the premium for the Owner's Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing;

(iii) one-half of the fees for recording the Deed;

(iv) one-half of any transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property from Seller to Purchaser;

(v) one-half of the cost of the Survey; and

(vi) the fees of Purchaser's Broker, if any.

(d) The Personal Property is included in this sale without charge, except that Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the transfer of the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith;

(e) All costs and expenses incident to this transaction and the closing thereof, and not specifically described above, shall be paid by the party incurring same; and

(f) The provisions of this Section 4.5 shall survive the Closing.

Section 4.6 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof;

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement);

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing;

(d) Seller shall have delivered to Purchaser the Lessor's estoppel from the Sullivan Lease in substantially the form set forth in Exhibit R attached hereto and by reference made a part hereof, including the ground lessor's consent to the transfer of the Sullivan Lease to Purchaser;

(e) Seller shall have received and provided to Purchaser the CORE Estoppels and a Tenant Estoppel (each as defined in Section 3.4) from tenants which lease at least seventy-five (75%) percent of the occupied rentable square footage of the Improvements;

(f) The CORE Agreement shall be in full force and effect and Seller shall have received no notice of termination from any party to the CORE Agreement as of the date of Closing:

(g) The CORE Agreement shall be in full force and effect and Seller shall have delivered to Purchaser a CORE Estoppel from each party to the CORE Agreement in substantially the form set forth in Exhibit S;

In the event any of the foregoing conditions are not fulfilled or waived by Purchaser by Closing, this Agreement shall terminate and the Deposit shall be returned to Purchaser;

Section 4.7 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted as provided herein, pursuant to and payable in the manner provided for in this Agreement;

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof;

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement); and

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.2(f) hereof:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of New York. Subject to the provisions of Section 10.16 hereof, Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so.

(b) Pending Actions. Seller has not received written notice of, nor is it aware of any threatened, action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Seller which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) Operating Agreements. The Operating Agreements listed on Exhibit C are all of the agreements concerning the operation and maintenance of the Property entered into by Seller and affecting the Property, except those operating agreements that are not assignable or are to be terminated by Seller, at Seller's sole expense, within thirty (30) days after the Closing, and except any agreement with Seller's property manager, which shall be terminated by Seller, at Seller's sole expense.

(d) Lease Brokerage. To Seller's knowledge, there are no agreements with brokers providing for the payment from and after the Closing by Seller or Seller's successor-in-interest of leasing commissions or fees for procuring tenants with respect to the Property, except as disclosed in Exhibit N hereto;

(e) Condemnation. Seller has received no written notice of any condemnation proceedings relating to the Property nor, to Seller's knowledge, are any such proceedings threatened.

(f) Litigation. Except as set forth on Exhibit O attached hereto, and except tenant eviction proceedings, tenant bankruptcies, proceedings for the collection of delinquent rentals from tenants and proceedings related to claims for personal injury or damage to property due to events occurring at the Property for which Seller has adequate insurance and has received no notice of denial of coverage, Seller has not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property and would materially affect the Property or use thereof, or Seller's ability to perform hereunder;

(g) Violations. Except as set forth on Exhibit P attached hereto, Seller has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property which would materially adversely affect the Property or use thereof, nor is the Seller aware of the existence of any such violations; and

(h) Leases. To Seller's knowledge, the rent roll attached hereto as Exhibit Q is accurate in all material respects, and lists all of the leases currently affecting the Property; and

(i) List of Tenant Defaults. The list of monetary tenant defaults attached hereto as Exhibit T is accurate in all material respects and lists all monetary tenant defaults currently affecting the Property.

Section 5.2 Knowledge Defined. References to the "knowledge" of Seller shall refer only to the current actual knowledge of the Designated Employees (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term "Designated Employees" shall refer to the following persons: (a) Joel R. Redmon, Assistant Vice President, (b) Steven A. Sockler, Associate, and (c) Lynell Schoening, Seller's on-site property manager for the Property.

Section 5.3 Survival of Seller's Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. Seller shall have no liability to Purchaser for a breach of any representation or warranty (a) unless the valid claims for all such breaches collectively aggregate more than One Hundred Thousand Dollars ($100,000.00), in which event the full amount of such valid claims shall be actionable, up to the Cap (as defined in this Section), and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within two hundred forty (240) days of Closing. Purchaser agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser's claim is satisfied from such insurance policies, service contracts or Leases. As used herein, the term "Cap" shall mean the total aggregate amount of $2,000,000.00

Section 5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof;

(b) A copy of any renewal, expansion, amendment or other modification of an existing Lease or the CORE Agreement, or any contract ("Amended Lease") or of any new Lease which Seller wishes to execute between the Effective Date and the date of Closing will be submitted to Purchaser prior to execution by Seller. Purchaser agrees to notify Seller in writing within five (5) business days after its receipt thereof of either its approval or disapproval, including all Tenant Inducement Costs~~,~~ and leasing commissions to be incurred in connection therewith. Purchaser is expressly under no obligation to approve an Amended Lease or new Lease. In the event Purchaser fails to notify Seller in writing of its approval or disapproval within the five (5) day time period for such purpose set forth above, such failure shall be deemed the approval by Purchaser. At Closing, Purchaser shall reimburse Seller for any Tenant Inducement Costs or leasing commissions, actually paid by Seller pursuant to an Amended Lease or a new Lease approved (or deemed approved) by Purchaser.

(c) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall maintain its existing insurance coverage with respect to the Property, and Seller shall otherwise use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

(d) Seller will notify Purchaser of any of the following matters which occur from the Effective Date hereof until the Closing or earlier termination of this Agreement; (i) written notices of default received or given by Seller with respect to any Lease, any Operating Agreement or the CORE Agreement, (ii) material litigation commenced by Seller, or litigation of which Seller has received written notice commenced or threatened against Seller, with respect to the Property (other than litigation covered by insurance as to which the insurer has been notified on a timely basis and has not disclaimed liability), (iii) written notices of condemnation proceedings commenced or threatened against all or any portion of the Property received by Seller, (iv) casualty losses to the Property, and (v) written notices received from any governmental or quasi-governmental authority that there are any violations of environmental statutes, ordinances or regulations affecting the Property.

(e) Seller shall terminate that certain management agreement dated December 16, 1997, by and between Seller and Urban Retail Properties Co. ("Urban"), effective as of Closing (the "Existing Agreement"). Seller agrees to indemnify Purchaser for any damages it may suffer by virtue of the Existing Agreement or Seller's failure to terminate the Existing Agreement.

(f) Seller shall not terminate any Lease, Operating Agreement, the CORE Agreement, or contract prior to Closing by reason of any tenant's or any party to the CORE Agreement's default without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

(g) To Seller's knowledge there are no pending or threatened audits by any tenant other than an audit by The Limited of its stores for years 1995 through 2001, the results of which Seller agrees to be responsible for and to indemnify Purchaser against.

Section 5.5 Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date, which representations and warranties shall be deemed to have been made again as of the Closing, subject to Section 4.3(c) hereof:

(a) Organization and Authority. Purchaser has been duly organized and is validly existing under the laws of Delaware. Purchaser has the full right and authority to enter into this Agreement and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b) Pending Actions. To Purchaser's knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(c) ERISA.

(i) As of the Closing, (1) Purchaser will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as "Plan"), and (2) the assets of the Purchaser will not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor ("DOL") Regulation Section 2510.3-101.

(ii) As of the Closing, if Purchaser is a "governmental plan" as defined in Section 3(32) of ERISA, the closing of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(iii) As of the Closing, Purchaser will be acting on its own behalf and not on account of or for the benefit of any Plan.

(iv) Purchaser has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA.

(v) Purchaser shall not assign its interest under this Agreement to any entity, person, or Plan which will cause a violation of ERISA.

Section 5.6 Survival of Purchaser's Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 hereof as updated as of the Closing in accordance with the terms of this Agreement, shall survive Closing for a period of one hundred eighty (180) days. Purchaser shall have no liability to Seller for a breach of any representation or warranty unless written notice containing a description of the specific nature of such breach shall have been given by Seller to Purchaser prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Seller against Purchaser within two hundred forty (240) days of Closing.

ARTICLE VI

DEFAULT

Section 6.1 Default by Purchaser. In the event the sale of the Property as contemplated hereunder is not consummated due to Purchaser's default hereunder, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Deposit as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Deposit is a reasonable estimate thereof.

Section 6.2 Default by Seller. In the event the sale of the Property as contemplated hereunder is not consummated due to Seller's default hereunder, Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller's obligation to convey the Property to Purchaser in accordance with the terms of this Agreement, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller's default hereunder. If the sale of the Property is not consummated due to Seller's default hereunder, Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Deposit if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred.

Section 6.3 Recoverable Damages. Notwithstanding Sections 6.1 and 6.2 hereof, in no event shall the provisions of Sections 6.1 and 6.2 limit the damages recoverable by either party against the other party due to the other party's obligation to indemnify such party in accordance with this Agreement. This Section shall survive the Closing or the earlier termination of this Agreement.

ARTICLE VII

RISK OF LOSS

Section 7.1 Minor Damage or Condemnation. In the event of loss or damage to, or condemnation of, the Property or any portion thereof which is not "Major" (as hereinafter defined), this Agreement shall remain in full force and effect provided that Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies (including without limitation, business interruption or rent insurance proceeds) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller's insurance policy or the cost of such repairs as determined in accordance with Section 7.3 hereof. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 7.2 Major Damage. In the event of a "Major" loss or damage to, or condemnation of, the Property or any portion thereof, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Deposit shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of such Major loss, damage or condemnation (which notice shall state the cost of repair or restoration thereof as opined by an architect in accordance with Section 7.3 hereof), then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller's option, either (a) perform any necessary repairs, or (b) assign to Purchaser, without representation, warranty or recourse to Seller, all of Seller's right, title and interest in and to any claims and proceeds Seller may have with respect to any casualty insurance policies (including without limitation, business interruption or rent insurance proceeds) or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs, which extension of the Closing shall not to exceed thirty (30) days without Purchaser's prior written consent. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the lesser of the deductible amount under Seller's insurance policy or the cost of such repairs as determined in accordance with Section 7.3 hereof. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 7.3 Definition of "Major" Loss or Damage. For purposes of Sections 7.1 and 7.2, "Major" loss, damage or condemnation refers to the following: (a) loss or damage to the Property hereof such that the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000.00), and (b) any loss due to a condemnation which permanently and materially impairs the current use of or tenancy at the Property or materially adversely affects any parking at the Property or access thereto from all existing streets. If Purchaser does not give written notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE VIII

COMMISSIONS

Section 8.1 Brokerage Commissions. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is Insignia IESG, Inc. ("Seller's Broker"), and Purchaser represents that it has no broker. Each party hereto agrees that if any person or entity, other than the Seller's Broker, makes a claim for brokerage commissions or finder's fees related to the sale of the Property by Seller to Purchaser, and such claim is made by, through or on account of any acts or alleged acts of said party or its representatives, said party will protect, indemnify, defend and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense (including reasonable attorneys' fees) in connection therewith. The provisions of this paragraph shall survive Closing or any termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

Section 9.1 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered or given by Seller or its brokers or agents to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered or given by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Neither Seller, nor any affiliate of Seller, nor the person or entity which prepared any report or reports delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such reports.

Section 9.2 AS-IS SALE; DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THE PHYSICAL, STRUCTURAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY OR ITS COMPLIANCE WITH LAWS.

PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, OFFERING PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS."

PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF THE PHYSICAL AND ENVIRONMENTAL CONDITIONS OF THE LAND OR IMPROVEMENTS, ANY LATENT OR PATENT CONSTRUCTION DEFECTS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

Section 9.3 Survival of Disclaimers. The provisions of this Article IX shall survive Closing or any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Confidentiality. Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to Seller or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information to the directors, trustees, employees, lenders, consultants, accountants, partners, investors and attorneys of Purchaser provided that such persons agree in writing or otherwise to treat such data and information confidentially. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein, as requested by Seller in writing (such written request from Seller shall be given no later than five (5) business days after the date of any such termination or Purchaser's failure to perform). It is understood and agreed that, with respect to any provision of this Agreement which refers to the termination of this Agreement and the return of the Deposit to Purchaser, such Deposit shall not be returned to Purchaser unless and until Purchaser has fulfilled its obligation to return to Seller the materials described in the preceding sentence. Upon Purchaser's compliance with the return of the materials described herein, Seller shall return the Deposit, or cause the Deposit to be returned to Purchaser, in good funds, either by certified check, cashier's check or by federal wire transfer within two (2) business days. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 10.1, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing. This Section 10.1 shall specifically exclude information or material which (i) was or becomes available to the general public other than as a result of a disclosure by Purchaser or its representatives, (ii) was or becomes available to Purchaser or its representatives on a non-confidential basis from a source other than Seller or its advisors provided such source is not known to Purchaser or its representatives to be bound by a confidentiality agreement with Seller, or otherwise prohibited from transmitting information to Purchaser or its representatives by a contractual, legal or fiduciary obligation or (iii) was within the possession of Purchaser prior to its being furnished to Purchaser or its representative by or on behalf of Seller, provided that the source of such information was not bound by a confidentiality agreement with Seller or otherwise prohibited from transmitting the information to Purchaser or its representative by a contractual, legal or fiduciary obligation, or (iv) as otherwise required by law.

Section 10.2 Public Disclosure. Prior to and after the Closing, any press release or other public announcement of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller. The provisions of this Section 10.2 shall survive the Closing or any termination of this Agreement.

Section 10.3 Assignment. Subject to the provisions of this Section 10.3, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto. Other than to an affiliate or nominee of Purchaser, Purchaser may not assign its rights under this Agreement without first obtaining Seller's written approval, which approval may be given or withheld in Seller's sole discretion, and any such attempted assignment without Seller's prior written approval shall be null and void. In the event Purchaser intends to assign its rights hereunder, (a) Purchaser shall send Seller written notice of its request at least ten (10) business days prior to Closing, which request shall include the legal name and structure of the proposed assignee, as well as any other information that Seller may reasonably request, and (b) Purchaser and the proposed assignee shall execute an assignment and assumption of this Agreement in form and substance satisfactory to Seller, and (c) in no event shall any assignment of this Agreement release or discharge Purchaser from any liability or obligation hereunder. Notwithstanding the foregoing, under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisor, create or otherwise cause a "prohibited transaction" under ERISA. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser shall constitute an assignment of this Agreement. The provisions of this Section 10.3 shall survive the Closing or any termination of this Agreement.

Section 10.4 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) reputable overnight delivery service with proof of delivery, (b) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (c) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller: Metropolitan Life Insurance Company

2400 Lakeview Parkway, Suite 400

Alpharetta, Georgia 30004

Attention: Victor W. Turner

Telephone No. 678-319-2100

Telecopy No. 678-319-3429

with a copy to: Metropolitan Life Insurance Company

2400 Lakeview Parkway, Suite 400

Alpharetta, Georgia 30004

Attention: Kathy B. Atkinson

Telephone No. 678-319-2100

Telecopy No. 678-319-3427

If to Purchaser: CROWN AMERICAN PROPERTIES, L.P.

Pasquerilla Plaza

Johnstown, Pennsylvania 15907

Attention: Terry L. Stevens, Executive Vice President and Chief Financial Officer

Telephone No. (814) 533-4651

Telecopy No. (814) 533-4661

with a copy to: CROWN AMERICAN PROPERTIES, L.P.

Pasquerilla Plaza

Johnstown, Pennsylvania 15907

Attention: Legal Department

Telephone No. (814) 535-9420

Telecopy No. (814) 535-9431

Section 10.5 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Section 10.6 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter, other than any confidentiality agreement executed by Purchaser in connection with the Property.

Section 10.7 Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 10.7 shall survive Closing.

Section 10.8 Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 10.9 Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

Section 10.10 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

Section 10.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing or any termination of this Agreement.

Section 10.12 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, except Purchaser's affiliates or nominees, and accordingly, no third party, except Purchaser's affiliates or nominees, shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

Section 10.13 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

Section 10.14 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 10.15 Recordation. This Agreement may not be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section 10.15 shall survive the Closing or any termination of this Agreement.

Section 10.16 Audit Rights and Tenant Reconciliation Statements. For a period of three (3) years after the Closing, Purchaser shall allow Seller and its agents and representatives access without charge to (i) all files, records, and documents delivered to Purchaser at the Closing, and (ii) the financial records and financial statements for the Property (including but not limited to, financial records and financial statements related to the Reconciliation Statements, as such term is hereinafter defined) for the calendar year in which the Closing occurs and for the calendar year preceding the calendar year in which the Closing occurs, upon reasonable advance notice and at all reasonable times, to examine and to make copies of any and all such files, records, documents, and statements, which right shall survive the Closing. Purchaser shall prepare and provide to the tenants under the Leases a statement of the reconciliation of expenses between the landlord and the tenants under the Leases in accordance with the terms of the Leases (the "Reconciliation Statements"), and Purchaser shall provide Seller with copies of the Reconciliation Statements at the same time that they are furnished to the Tenants. If amounts are due from any Tenants based on the Reconciliation Statements, Purchaser shall make a good faith effort after Closing to collect the same in the usual course of Purchaser's operation of the Property, and upon collection, to remit to Seller, Seller's share of those amounts in accordance with the terms of Section 4.4 hereof; however, Purchaser shall not be obligated to institute any lawsuit or other collection procedures to collect said amounts. Seller may attempt to collect amounts due to it pursuant to the reconciliation of expenses between the landlord and the tenants in accordance with the terms of the Leases, and Seller may institute any lawsuit or collection procedures, but Seller may not evict any tenant after Closing. The provisions of this Section 10.16 shall survive the Closing.

Section 10.17 Purchaser Approvals. It is understood that consummation of the transaction contemplated herein is subject to the approval of the Board of Trustees of Crown American Realty Trust (the "Trustees"), the general partner of Purchaser, which Trustees have the right and discretion to approve or disapprove such transactions upon the express terms and conditions of the Purchase Agreement at any stage of its respective investment approval process without any obligation to proceed to the next stage. Purchaser will attempt to obtain Trustee approval on or before the end of Inspection Period. In the event the Trustees disapprove the transaction or fail to approve the transaction prior to the end of the Inspection Period then upon Purchaser giving written notice of its election not to proceed, or upon the expiration of the Inspection Period without Purchaser having issued a written notice of election to proceed, the Deposit shall be refunded to Purchaser within ten (10) days after the earlier of written notice of election not to proceed or expiration of the Inspection Period.

Section 10.18 Purchaser's Liability. Crown American Properties, L.P. is a Delaware limited partnership, having as its sole general partner Crown American Realty Trust, a Maryland real estate investment trust. The name and designation Crown American Realty Trust is the name of the Trust and the collective designation of the Trustees from time to time under the Declaration of Trust, amended and restated as of August 6, 1993, and as may be further amended and/or restated, and neither the Trustees, officers, agents or shareholders of the Crown American Realty Trust assume any personal liability for obligations entered into by Crown American Realty Trust by reason of their status as said Trustee, officer, agent or shareholder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation

By: /s/ Joel R. Redmon

Name: Joel R. Redmon

Title: Assistant Vice President

PURCHASER:

CROWN AMERICAN PROPERTIES, L.P.,

a Delaware limited partnership

BY: CROWN AMERICAN REALTY TRUST,

sole general partner

By: /s/ Terry L. Stevens______________

Name: Terry L. Stevens

Title: Executive Vice President and

Chief Financial Officer

Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of Sections 1.5 and 1.6 hereof.

ESCROW AGENT:

Lawyers Title Insurance Corporation,

a Virginia Corporation

By: /s/ Carol L. Sorensen

Name: Carol L. Sorensen

Title: Vice President